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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114054

PROSPECTUS SUPPLEMENT NO. 8, dated April 29, 2005

$150,000,000

1.75% Contingent Convertible Senior Subordinated Notes Due 2024
and
Common Stock Issuable Upon Conversion of the Notes

FIRST HORIZON PHARMACEUTICAL CORPORATION

        This document supplements our prospectus dated March 3, 2004 (as filed with the Securities and Exchange Commission on May 26, 2004) (as supplemented, the "Prospectus") relating to the $150,000,000 aggregate principal amount of our 1.75% Contingent Convertible Senior Subordinated Notes due 2024 (the "Notes") and the common stock issuable upon conversion of the Notes. You should read this prospectus supplement in conjunction with the accompanying Prospectus, which is delivered by selling securityholders to prospective purchasers along with this prospectus supplement and any other prospectus supplements.

        The Notes were originally issued by us and sold by Deutsche Bank Securities Inc. and UBS Securities LLC (the "Initial Purchasers) in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" (as defined by Rule 144A under the Securities Act). The selling securityholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to the Prospectus any and all of the Notes and the shares of common stock issuable upon conversion of the Notes.

        The information in the following table supplements the information under the caption "Selling Securityholders" in the Prospectus by incorporating the following information contained in this Prospectus Supplement No. 8 and adding such information to the list of registered securityholders in the "Selling Securityholders" section of the Prospectus. The following table sets forth certain information received by us on or prior to April 29, 2005. However, any or all of the Notes or common stock listed below may be offered for sale pursuant to this Prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of Notes or common stock that will be held by the selling securityholders upon consummation of any such sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which the information regarding their Notes was provided.

Name	Aggregate Principal Amount of Notes that May be Sold	Percentage of Notes Outstanding	Common Stock Registered Hereby
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	$7,390,000	4.93%	333,634 shares
Argent Classic Convertible Arbitrage Fund II, L.P.	$350,000.23%		15,801 shares
Argent Classic Convertible Arbitrage Fund L.P.	$2,010,000	1.34%	90,744 shares
Xavex Convertible Arbitrage 10 Fund	$750,000.50%		33,860 shares

        The preceding table has been prepared based upon information furnished to us by the selling securityholders named in the table. From time to time, additional information concerning ownership of the notes and the common stock may rest with certain holders thereof not named in the preceding table, with whom we believe we have no affiliation. Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements, if and when necessary.

        Investing in the Notes and the common stock issuable upon their conversion involves certain risks. See "Risk Factors" beginning on page 8 of the Prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or the common stock available upon conversion of the Notes or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

        The date of this prospectus supplement is April 29, 2005.

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1.75% Contingent Convertible Senior Subordinated Notes Due 2024 and Common Stock Issuable Upon Conversion of the Notes